Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Paul G. Van Wagenen

(713) 297-5000

THAILAND SALE PROCEEDS DROVE POGO’S QUARTERLY INCOME;

“MANY STRATEGIC INITIATIVES” ACHIEVED AS THAILAND DISPOSITION,

CANADA ACQUISITION, DEBT PLACEMENT CLOSE IN THIRD QUARTER;

VIETNAM LICENSE AWARDED TO POGO;

QUARTERLY DIVIDEND DECLARED

HOUSTON, TX – October 25, 2005 – Pogo Producing Company (“PPP”—NYSE) recorded third quarter 2005 net income of $473,528,000, or $7.96 per share, on revenues of $283,175,000, compared to net income in the third quarter of 2004 totaling $86,612,000, or $1.36 per share, on revenues of $259,711,000.  Excluding the third quarter 2005 income attributable to Pogo’s Thailand properties sold during the quarter, Pogo’s third quarter net income was $61,903,000, or $1.04 per share.  For the first three quarters of 2005, Pogo’s net income was $636,203,000, or $10.40 per share, on revenues of $824,891,000 ($175,390,000, or $2.87 per share, when excluding the income attributable to the Thailand interests), compared to the first nine months of 2004 when net income was $223,441,000, or $3.50 per share, on revenues of $745,541,000.

The 2005 results for the third quarter and first nine months include non-cash charges of $18,739,000 ($11,899,000 net of tax), or approximately $0.20 per share, associated with the fair market value of commodity hedges, which no longer qualify for hedge accounting.  This charge is primarily due to shut-in offshore production volumes related to recent hurricanes.  Without the effect of this item, net income from continuing operations for the quarter would have been $73,802,000, or $1.24 per share, and $187,289,000, or $3.06 per share, for the first nine months of 2005.

Discretionary cash flow in the third quarter and the first three quarters of 2005 was $177,598,000 and $590,639,000, respectively, compared to discretionary cash flow of $196,468,000 in the third quarter and $574,279,000 in the first nine months of 2004.  Net cash provided by operating activities during the third quarter and first three quarters of 2005 was $215,050,000 and $652,383,000, respectively, compared to $224,592,000 and $572,849,000 for the same time periods in 2004.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “We are extremely pleased to report the successful completion of so many of Pogo’s 2005 strategic initiatives that were identified as this year began.  Paramount among our third quarter successes is the significant upgrading of Pogo’s future exploration prospectivity resulting from the August 17, 2005 closing of the sale of our Gulf of Thailand license interests plus the September 27, 2005 closing of the purchase of Northrock Resources.  We foresee many years of active drilling emanating from Northrock’s outstanding inventory of western Canadian properties.  Facilitating the closing of the Northrock purchase, Pogo successfully placed $500 million of 6 7/8 % senior subordinated debt on September 21, 2005.”

Mr. Van Wagenen also noted that the quarter just concluded was transformational in nature.  “Pogo is becoming a different and better company.  Third quarter results reflect that important transition.  We completed our exit from Thailand, strengthened our balance sheet with the placement of new long-term notes, began the fourth quarter with a strong new Canada presence, and opened the door to a new offshore Asian opportunity in offshore Vietnam. We have some exciting opportunities ahead.”

In accordance with applicable accounting rules, beginning at the time of the agreement to sell Pogo’s Thailand properties and extending until that transaction closed, the current and historic Thailand production volumes have been eliminated from Pogo’s daily production numbers, and the income derived therefrom is reflected as the results of “discontinued operations.”

Third quarter production was additionally impacted by the shut-in of virtually all of Pogo’s outer continental shelf volumes due to the successive hurricanes Katrina and Rita.  Approximately 45 million cubic feet per day (mmcf/d) of Pogo’s natural gas production capacity and 13,000 barrels per day (bpd) of crude oil production is still being postponed.  Those volumes reflect most of Pogo’s offshore productive capacity, and those curtailments will continue until completion of repairs of mostly outside-owned shore base facilities and gathering lines, as well as joint venture-owned platform facilities.

OFFSHORE OPERATIONS

Nearly all of Pogo’s Gulf of Mexico production was shut-in during most of the third quarter, and only now it is starting to come back on-stream.  Only 4,000 bpd and 4 mmcf/d of Pogo’s net Gulf of Mexico production capacity is currently flowing.  Most of those suspended daily production volumes are expected to be restored by approximately the start of 2006, but some blocks, including Viosca Knoll Block 823, Main Pass Block 123, Eugene Island Block 330 and South Marsh Island Block 128 are likely to remain shut-in awaiting platform repairs and/or facilities replacement throughout virtually all of 2006.

One of Pogo’s third quarter Gulf of Mexico drilling successes involved the 100%-owned 10,500 feet deep exploratory well, Eugene Island Block 275 No. 1.  That well encountered 182 feet of net oil and natural gas pay.  Production facilities for that block should be installed by mid-2006, yielding estimated production of up to 20 mmcf/d.  Much of Pogo’s planned fourth quarter exploratory drilling also has been delayed due to storm-related rig availability issues, but the Company still expects to spud exploratory wells at Viosca Knoll Block 992 and Eugene Island Block 280 by December.  The balance of Pogo’s ambitious 2005 offshore exploration drilling program, including Vermilion Block 147, has been rescheduled for early 2006.

ONSHORE OPERATIONS

Pogo’s drilling program in the Permian Basin was extremely active and equally successful.  All 40 third quarter wells that were drilled were completed as producers.  Notable among the successes were two Apollo field wells in Winkler County, Texas.  The University 20-12A No. 2, which is 100% Pogo-owned, encountered three Bone Spring formation sands and is flowing 400 bpd of oil and 0.4 mmcf/d of gas. The University 20-14A No. 2, also 100% Pogo-owned, tested 2.3 mmcf/d from the Morrow at 14,586 feet to 14,971 feet subsurface, and encountered additional pay in the shallower Strawn and Atoka horizons.  On test, the Atoka interval flowed at over 1 mmcf/d.  A Strawn formation production test in that same well will follow soon.

In Loving County, Texas, the Haley field J. J. Wheat No. 1 well, which is 84% Pogo-owned, flowed from an Atoka interval at approximately 16,260 feet subsurface at a rate of 1.7 mmcf/d.  More Haley field wells are planned.  Similarly, the Loving County, West Starman field Medicine Man No. 1, which is 100% Pogo-owned, tested 1.2 mmcf/d from the Atoka at about 15,500 feet subsurface and encountered additional pay, which tested 4 mmcf/d at approximately 14,950 feet subsurface in the Strawn.

In Duval County, Texas, in the South Rosita field, Pogo drilled the No. 2 Hoffman 116, which is 47% Pogo-owned, encountered 65 feet of Wilcox pay sands in two different intervals, each of which tested at more than 5 mmcf/d.  Another Wilcox discovery was the Goliad County, Texas, Creekwood field Pogo No. 1 Fuller Newton, which is 35% Pogo-owned.  It tested a 39 foot pay interval at a rate of more than 5 mmcf/d.

Seventeen Lower Fort Union horizon discoveries were logged during the third quarter in the Madden field in Wyoming, in which Pogo generally owns about 14%.  A deeper Frontier horizon test, the Frontier 1-4, is drilling at 14,400 feet toward a planned total depth of 20,585 feet.  It is anticipated that total depth will be reached by about February, 2006.  A successful Frontier well could lead to many future drilling opportunities in the fine Madden field.  A very deep, 26,000 foot Madison formation test in the same Madden field is slated to spud in the first quarter of next year.

CANADIAN OPERATIONS

Forty fourth quarter 2005 wells are budgeted for Pogo’s newly acquired Northrock Resources subsidiary.  Some 25 of those wells will be company operated, utilizing four contracted drilling rigs in Alberta and two more in Saskatchewan.  Fifteen other wells are expected to be drilled by the company’s partners.

Important locations of focus in Canada also include five Red Rock area wells targeting Chinook and Cardium Cretaceous sands in Northern Alberta.

Central Alberta drilling will include five Kaybob area wells seeking the Lower Cretaceous Bluesky formation and seven more wells targeting the same interval at the Ansell field area.

Seven to ten horizontal wells to Midale and Forbisher Mississippian carbonate horizons are also slated to be drilled during the fourth quarter in southeastern Saskatchewan.

POGO GRANTED VIETNAM LICENSE CONCESSION

Pogo was the highest bidder on License Block 124 in the Phu Khanh Basin on Vietnam’s coastal shelf.  This license block, covering some 1.48 million acres abuts the eastern coastline of Vietnam, northeast of Ho Chi Minh City.  Preliminary analysis of existing seismic data indicates the presence of several promising play types extending from Miocene through Paleozoic age rocks.  Following the execution of a Production Sharing Contract with PetroVietnam, and subject to vessel availability and governmental permit approvals, Pogo plans to commence a 3-D seismic acquisition program targeting some 200,000 of prospective close-in coastal acreage in water depths of less than 600 feet.  This seismic acquisition program could begin as early as the second half of 2006.

COMMON STOCK REPURCHASES

Pogo’s common stock repurchase program, announced in January, continues.  The Board of Directors authorized share repurchases totaling not less than $275 million or more than $375 million.  To date, repurchases have totaled $315 million, acquiring more than 6.4 million shares, at an average price of just over $49 per share.  Stock repurchases are continuing.

QUARTERLY DIVIDEND DECLARED

The Board of Directors today declared a cash dividend of $0.0625 (six and one-quarter cents) per share of common stock to be paid November 28, 2005 to shareholders of record as of November 11, 2005.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Natural gas
Price per Mcf	$7.95	$5.52	$6.75	$5.60
Production (sales), Mcf per day	222,457	256,000	245,140	245,292
Crude Oil and Condensate
Price per barrel	$58.11	$44.85	$48.60	$37.96
Production, barrels per day	18,630	28,951	23,813	32,454
Total liquids
Production, barrels per day	22,831	32,671	27,930	36,755
A summary of unaudited results follows, stated in thousands, except per share amounts
Revenues:
Oil and gas	$275,359	$259,590	$803,465	$744,720
Other	7,816	121	21,426	821
	$283,175	$259,711	$824,891	$745,541

Income from continuing operations	$61,903	$69,004	$175,390	$202,785
Income from discontinued operations, net of tax	411,625	17,608	460,813	20,656
Net income	$473,528	$86,612	$636,203	$223,441

Earnings (loss) per share:
Basic-
Income from continuing operations	$1.04	$1.08	$2.87	$3.18
Income from discontinued operations, net of tax	6.92	0.28	7.53	0.32
Net income	$7.96	$1.36	$10.40	$3.50

Diluted-
Income from continuing operations	$1.03	$1.07	$2.84	$3.15
Income from discontinued operations, net of tax	6.86	0.28	7.47	0.32
Net income	$7.89	$1.35	$10.31	$3.47

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is as follows:

Net cash provided by operating activities from Continuing operations	$175,195	$175,416	$507,647	$459,473
Net cash provided by operating activities from Discontinued operations	39,855	49,176	144,736	113,376
Net cash provided by operating activities	215,050	224,592	652,383	572,849
Remove changes in operating assets and liabilities (a)	(44,963)	(33,310)	(83,942)	(17,143)
Add back exploration expenses (a)	7,511	5,186	22,198	18,573
Discretionary cash flow	$177,598	$196,468	$590,639	$574,279

Net Cash used in investing activities (a)	$(1,034,142)	$(264,871)	$(1,212,014)	$(509,258)
Net cash provided by (used in) financing activities (a)	$634,588	$8,167	$531,458	$(96,740)

(a) Includes activities from both continuing and discontinued operations

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 3,500,000 gross leasehold acres in major oil and gas provinces in North America and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst telephone conference call on Tuesday, October 25, 2005 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through January 24, 2006.  Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.